Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Stock Incentive Plan of St. Jude Medical, Inc. of our reports dated February 27, 2008, with respect to the consolidated financial statements of St. Jude Medical, Inc., and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 29, 2007 and the financial statement schedule of St. Jude Medical, Inc. included therein, filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Minneapolis, Minnesota

May 12, 2008